SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2004

AMICI VENTURES, INC.
(Exact Name of Registrant as Specified in Charter)

New York (State of Incorporation)	333-60958 (Commission File Number)	13-3963541 (IRS Employer Identification No.)

511 W. 25th Street, Suite 503, New York, New York
(Address of principal executive offices)(Zip Code)

212-414-9600
(Registrant’s telephone number, including area code)

N/A
(Former name or address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Section 3-Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

(a)	SERIES “A” CONVERTIBLE DEBENTURES

Amici Ventures, Inc. (the “Company”) entered into definitive agreements for the sale and issuance of convertible debentures, common stock and warrants to purchase common stock to certain accredited investors in a private placement financing transaction. The Company will use the gross proceeds from this transaction for its general working capital purposes.

SERIES “A” CONVERTIBLE DEBENTURES

The Company has offered for sale an aggregate principal amount of $300,000 of convertible debentures at par. These convertible debentures mature 180 days from the date of issuance... As of the date of this filing, an aggregate principal amount of $100,000 has been sold under this offering. This offering will continue until December 31, 2004.

The outstanding principal balance of the debentures will be convertible at any time at the option of the holder into the Company’s common stock at a conversion price of $.25 per share. If prior to the Maturity Date, the Company’s common stock is traded in a public market the Debentures are automatically convertible to shares of common stock; if upon the Maturity Date, if the Company’s common stock is not quoted for trading in a public market, then the Debenture shall be due and repayment of the principal to the Holder shall be made at 2% of the principal each week or 8% of the principal each month in accordance to the terms set forth within the debenture agreement.

(b)	COMMON STOCK

(i) In August of 2004, the Company entered into definitive subscription agreements with three investors for the purchase of an aggregate of 160,000 shares of its common stock at a purchase price of $0.25 per share or $40,000 in the aggregate and 100,000 shares at a price of $0.30 per share or $30,000 in the aggregate.

(ii) The Company has entered into two agreements with Var Growth Corporation on November 4, 2004 and November 23, 2004 to provide a variety of corporate services including introducing the Company to third party marketing companies, investment bankers and other corporate promotion companies including IceColdStock.com in exchange for restricted Common Stock in the aggregate of 375,000 shares.

(iii) The Company has commenced an offering pursuant to which it will offer and sell up to a maximum, aggregate of 1,500,000 units (“Unit(s)”). The price of each unit is one ($1.00) dollar for a total aggregate principal amount of $1,500,000. Each Unit sold shall include four (4) shares of its common stock, par value $0.001 per share and one (1) Series A-1 Warrant. Accordingly, the Company will issue a maximum of 6,000,000 shares of its common stock to the investors who are purchasing common stock in this transaction. This is a no minimum offering.

All of the outstanding shares of common stock of the Company are, and all shares of common stock of the Company which may be issued in this offering will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

As of the date of this filing, an aggregate of 100,000 Units have been sold resulting in the issuance of 400,000 shares to date. This offering will continue until July 1, 2005.

The Company will issue warrants to purchase shares of its common stock ($0.001 par value) for investors who are purchasing Units as part of its common stock offering. Provided the stock subscription is fully subscribed, the Company will issue 1,500,000 warrants that will allow a purchase up to 1,500,000 shares of its common stock. Each Unit entitles the holder thereof to purchase one (1) share of the Company’s common stock at a price of $0.50 per share for a period of three (3) years from the date of issuance. The aggregate principle amount of $750,000 will be raised through this offering. This is a no minimum offering.

EXEMPTION FROM REGISTRATION

The securities issued in the private placement financing transaction were issued without registration with the Commission, pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder. The securities were offered and sold only to accredited investors as defined in Regulation D This exemption applies because the Company did not make any public offer to sell any securities, but rather, the Company only offered securities to persons known to the Company to be accredited investors and only sold securities to persons who represented to the Company in writing that they are accredited investors.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amici Ventures, Inc.
(Registrant)
By: /s/ “James S. Cardwell”

James S. Cardwell, Chief Financial Officer
Dated: December 22, 2004